Exhibit 10.1

DEBT SATISFACTION AND PREFERRED STOCK

AMENDMENT AGREEMENT

This Debt Satisfaction and Preferred Stock Amendment Agreement (this “Agreement”) is made and entered into effective as of the 25th day of November, 2025 (the “Effective Date”) by and between Vivakor, Inc., a Nevada corporation (the “Company”), the holders of the Company’s Series A Convertible Preferred Stock as identified on Exhibit A (the “Holders”), and Ballengee Holdings, LLC (the “Ballengee Holdings”). The Company and Purchaser shall each be referred to as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Holders currently own all the outstanding shares of the Company’s Series A Convertible Preferred Stock (the “Preferred Stock”);

WHEREAS, the Preferred Stock (i) earns a 6% annual dividend (the “Dividend”) based on the stated value of $1,000 per share (the “Stated Value”), payable in shares of the Company’s common stock (the “Common Stock”), (ii) is convertible into shares of Common Stock based on the Stated Value of the Preferred Stock and valuing shares of Common Stock at $1.00 per share, meaning the current Preferred Stock outstanding is convertible into 96,731,000 shares of Common Stock, and (iii) does not have voting rights, but would have 96,731,000 votes if converted into Common Stock;

WHEREAS, at the Company’s 2025 Annual Meeting of Stockholders held September 11, 2025, a majority of the Company’s stockholders approved a conversion of the Preferred Stock into Common Stock up to an amount that would exceed 19.99% of the Company’s outstanding common stock if the Company’s Board of Directors and executive management elected to convert the Preferred Stock;

WHEREAS, the Company desires to temporarily suspend the Dividend, but, in order to prevent dilution to its common stockholders, the Company wishes not to have the Preferred Stock converted into shares of Common Stock;

WHEREAS, Ballengee Holdings is controlled by James H. Ballengee, the Company’s Chief Executive Officer and member of the Board of Directors, and as of the Effective Date the Company currently owes Ballengee Holdings $569,589.04 under that certain Convertible Note dated July 2024 (the “Note”), which is convertible into shares of the Company’s common stock at the option of Ballengee Holdings;

WHEREAS, the Company is looking for ways to reduce its outstanding debt in order to improve its financial situation and assist the Company with the possibility of raising additional financing, while also seeking to facilitate modifying the Company’s capital structure to enable it to better satisfy its outstanding convertible obligations through the issuance of equity, while simultaneously limiting the issuance of additional shares of Common Stock;

WHEREAS, as of the Effective Date the Company has approximately 15,000,000 shares of unissued and unreserved Common Stock authorized for issuance and it has numerous other outstanding instruments that it may have to satisfy through the issuance of Common Stock;

WHEREAS, the Company and the Purchaser believe it would be in the best interests of the Company, the Holders and the Company’s shareholders for the terms of the Preferred Stock to be amended [to grant voting rights on an as-converted basis] in exchange for suspension of the Dividend and in full satisfaction of the Note;

NOW, THEREFORE, the Parties hereby agree as follows:

AGREEMENT

1. AMENDMENT OF TERMS OF PREFERRED STOCK:

a) On or before the Closing Date (as defined herein), the Company hereby agrees to file an amended and restated Certificate of Designation for the Preferred Stock such that the Preferred Stock has voting rights on an “as converted” basis. The Amended and Restated Certificate of Designation for the Series A Convertible Preferred Stock is attached hereto as Exhibit A (the “A&R Cert Des”).

b) On the Closing Date (as hereinafter defined), subject to the terms and conditions set forth in this Agreement, the Holders hereby agree to suspend the Dividend from April 30, 2026 through April 29, 2027, and the Purchaser agrees to forgive all amounts due under the Note through a Notice of Debt Satisfaction in the form attached hereto as Exhibit B, evidencing the satisfaction of the Note in full as consideration for the A&R Cert Des.

2. CLOSING AND DELIVERY:

a) Upon the terms and subject to the conditions set forth herein, the consummation of the terms of this Agreement (the “Closing”) shall be held simultaneous with the execution of this Agreement, or at such other time mutually agreed upon between the constituent Parties (the “Closing Date”). The Closing shall take place at the offices of counsel for the Company set forth in Section 6 hereof, or by the exchange of documents and instruments by mail, courier, facsimile and wire transfer to the extent mutually acceptable to the Parties hereto.

b) At the Closing:

(i)	The Company, Holders and the Purchaser shall execute this Agreement.

(ii)	The Company shall file the A&R Cert Des with the State of Nevada.

(ii)	The Purchaser shall deliver to the Company the signed Notice of Debt Satisfaction.

3. REPRESENTATIONS, WARRANTIES AND AGREEMENTS BY HOLDERS AND PURCHASER: The Holders Purchaser hereby represent, warrant and agree as follows:

a) Certificate of Designation. The Holders have been provided with a copy of the A&R Cert Des, a copy of which is attached hereto as Exhibit A, which sets forth all of the amended rights, privileges, and preferences with respect to the Series A Preferred Stock. The Holders have had an opportunity to discuss any questions or concerns regarding the A&R Cert Des and the amended rights and preferences of the Preferred Stock with the Company’s management team and has received answers to all outstanding questions and had any issues addressed to the satisfaction of the Holders.

b) Organization and Authority of Purchaser. To the extent any Holder is an entity it is in good standing with its state of incorporation and all other states it does business. Such entity Holders have the corporate authority to enter into this Agreement and comply with its terms. Any Holder that is not a natural person is an entity controlled by James Ballengee, the Company’s Chief Executive Officer and a Director.

c) Satisfaction of the Obligations. The Purchaser acknowledges and understands that after the Closing there will be no amounts due and owing to the Purchaser under the Note and it shall be deemed satisfied in full.

4. REPRESENTATIONS, WARRANTIES AND AGREEMENTS BY COMPANY: The Company hereby represents, warrants and agrees as follows:

a) Authority of Company. The Company has all requisite authority to execute and deliver this Agreement and to carry out and perform its obligations under the terms of this Agreement.

b) Authorization. All actions on the part of the Company necessary for the authorization, execution, delivery and performance of this Agreement by the Company and the performance of the Company’s obligations hereunder has been taken or will be taken prior to the filing of the A&R Cert Des in the State of Nevada. This Agreement, when executed and delivered by the Company, shall constitute valid and binding obligations of the Company enforceable in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency, the relief of debtors and, with respect to rights to indemnity, subject to federal and state securities laws.

c) Governmental Consents. All consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with, any governmental authority required on the part of the Company in connection with the valid execution and delivery of this Agreement, or the consummation of any other transaction contemplated hereby shall have been obtained, except for notices required or permitted to be filed with certain state and federal securities commissions, which notices will be filed on a timely basis.

5. INDEMNIFICATION: The Holders and Purchaser hereby agree to indemnify and defend the Company and its officers and directors and hold them harmless from and against any and all liability, damage, cost or expense incurred on account of or arising out of:

(a) Any breach of or inaccuracy in the Holders’ and Purchaser’s representations, warranties or agreements herein;

(b) Any action, suit or proceeding based on a claim that any of said representations, warranties or agreements were inaccurate or misleading or otherwise cause for obtaining damages or redress from the Company or any director or officer of the Company under the Act.

6. MISCELLANEOUS:

a) Binding Agreement. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Nothing in this Agreement, expressed or implied, is intended to confer upon any third party any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

b) Governing Law; Venue. This Agreement shall be governed by and construed under the laws of the State of Texas as applied to agreements among Texas residents, made and to be performed entirely within the State of Texas. The Parties agree that any action brought to enforce the terms of this Agreement will be brought in the appropriate federal or state court having jurisdiction over Dallas County, Texas, United States of America.

c) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

d) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

e) Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the Party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, or (c) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent as follows:

If to the Company:	Vivakor, Inc.
Attn. Chief Financial Officer
5220 Spring Valley Road, Ste 500
Dallas, TX 75254
Email: khawley@vivakor.com

with a copy to:	Law Offices of Craig V. Butler
(which shall not constitute notice)	300 Spectrum Center Drive, Ste 300
Irvine, CA 92618
Attn: Craig V. Butler, Esq.
Email: cbutler@craigbutlerlaw.com

If to Holders/Purchaser:	James H. Ballengee

Email:

or at such other address as the Company or Purchaser may designate by ten (10) days advance written notice to the other Party hereto.

f) Modification; Waiver. No modification or waiver of any provision of this Agreement or consent to departure therefrom shall be effective unless in writing and approved by the Company, the Holders and the Purchaser.

g) Entire Agreement; Successors. This Agreement and the Exhibits hereto constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and no Party shall be liable or bound to the other Party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein. The representations, warranties and agreements contained in this Agreement shall be binding on the Purchaser’s successors, assigns, heirs and legal representatives and shall inure to the benefit of the respective successors and assigns of the Company and its directors and officers.

h) Expenses. Each Party shall pay their own expenses in connection with this Agreement. In addition, should either Party commence any action, suit or proceeding to enforce this Agreement or any term or provision hereof, then in addition to any other damages or awards that may be granted to the prevailing Party, the prevailing Party shall be entitled to have and recover from the other Party such prevailing Party’s reasonable attorneys’ fees and costs incurred in connection therewith.

i) Currency. All currency is expressed in U.S. dollars.

In Witness Whereof, the Parties have executed this Debt Satisfaction and Preferred Stock Amendment Agreement as of the date first written above.

“Company”		“Purchaser”

Vivakor, Inc.		Ballengee Holdings, LLC
a Nevada corporation		a Texas limited liability company

By:	Kimberly Hawley	By:	James H. Ballengee
Its:	Chief Financial Officer	Its:	Manager

“Holders”		“Holders”

Jorgan Development, LLC		Carol Chilton
a Louisiana limited liability company		an individual

By:	James H. Ballengee	Carol Chilton
Its:	Manager

JBAH Holdings, LLC		Mary Kilpatrick
a Texas limited liability company		an individual

By:	James H. Ballengee	Mary Kilpatrick
Its:	Manager

Leslie Ballengee		Lola Heyde
an individual		an individual

Leslie Ballengee		Lola Heyde

Morgan Ballengee		Gavin Heyde
an individual		an individual

Morgan Ballengee		Gavin Heyde

Exhibit A

A&R Certificate of Designation

(see attached)

A-1

Exhibit B

Notice of Debt Satisfaction

(see attached)

B-1

Notice of Debt Satisfaction

Pursuant to the terms of that certain Debt Satisfaction and Preferred Stock Amendment Agreement (the “Agreement”) by and between Ballengee Holdings, LLC (the “Purchaser”), the holders of the Company’s Series A Preferred Stock (the “Holders”), and Vivakor, Inc., a Nevada corporation (the “Company”) dated November 25, 2025, the Purchaser is irrevocably electing to fully satisfy the full amount ($569,589.04) owed to the Purchaser under the Note (as defined in the Agreement according to the conditions set forth in the Agreement.

The Purchaser acknowledges and agrees that upon Closing under the Agreement no amounts will be due to Purchaser under the Note.

Ballengee Holdings, LLC

Signature:
[Print Name of Holder and Title of Signer]

Address: